UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Pep Boys - Manny, Moe & Jack
(Name of Registrant as Specified In Its Charter)

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THE PEP BOYS - MANNY, MOE & JACK

3111 West Allegheny Avenue

Philadelphia, Pennsylvania 19132

Statement of John Chevedden Correction

On June 19, 2009, John Chevedden, proponent of Item 5 - SHAREHOLDER PROPOSAL REGARDING THE COMPANY’S REINCORPORATION TO NORTH DAKOTA, informed The Pep Boys - Manny, Moe & Jack (the “Company”) that his statement contained in the Company’s Proxy Statement contained an error.  The penultimate paragraph of Mr. Chevedden’s statement should read as follows:

“Reincorporation in North Dakota provides a way to switch to a vastly improved [emphasis added] system of [emphasis added] governance in a single step.  And reincorporation in North Dakota does not require a major downsizing or layoffs to improve financial performance.”

Mr. Chevedden’s complete corrected statement follows.

On June 22, 2009, such correction was posted on the Company’s website at www.pepboys.com/about_pep_boys/investor_relations/financial_information/annual_report/ and on the website of the Company’s notice and access provider, Broadridge Financial Solutions, Inc. at www.proxyvote.com.

REINCORPORATE IN A SHAREOWNER-FRIENDLY STATE

Resolved: That shareowners hereby request that our board of directors take the necessary steps to reincorporate the Company in North Dakota with articles of incorporation that provide that the Company is subject to the North Dakota Publicly Traded Corporations Act.

Statement of John Chevedden

This proposal requests that our board initiate the process to reincorporate the Company in North Dakota under the new North Dakota Publicly Traded Corporations Act.  If our company were subject to the North Dakota act there would be additional benefits:

•	There would be a right of proxy access for shareowners who owned 5% of our Company’s shares for at least two years.
•	Shareowners would be reimbursed for their expenses in proxy contests to the extent they are successful.
•	The board of directors could not be classified.
•	The ability of the board to adopt a poison pill would be limited.
•	Shareowners would vote each year on executive pay practices.

These provisions, together with others in the North Dakota act, would give us as shareowners more rights than are available under any other state corporation law.  By reincorporating in North Dakota, our company would instantly have the best governance system available.  This would have a particularly favorable impact on our company because we are currently incorporated in Pennsylvania, with a low standard of shareholder rights.

The SEC recently refused to allow shareowners a right of access to management’s proxy statement.  And Delaware courts recently invalidated a bylaw requiring reimbursement of proxy expenses.  Each of those rights is part of the North Dakota act. As a result, reincorporation in North Dakota is now the best alternative for achieving the rights of proxy access and reimbursement of proxy expenses. As a North Dakota company our Company would also shift to cumulative voting, “say on pay,” and other best practices in governance.

Our Company needs to improve its governance:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company:

“D” in governance.
“High Governance Risk Assessment.”
“Very High Concern” in Executive Pay with $10 million for Jeffrey Rachor.
“Very High Concern” in accounting with a SOX 404 violation.

•	In addition to our D-rated board our directors also served on other boards rated D or F by the Corporate Library:

	James Mitarotonda	Griffon (GFF)	F-rated
	Robert Hotz	Universal Health Services (UHS)
	Shan Atkins	Spartan Stores (SPTN)
	Thomas Hudson	Brink’s (BCO)
	Irvin Reid	Mack-Cali Realty (CLI)
	Nick White	Dillard’s (DDS)

•	However 4 of our directors served on no other boards -Experience concern.
•	We had no shareholder right to:

Call a special shareholder meeting.
Act by written consent.
Decide all shareholder-voting issues by simple majority vote.

Reincorporation in North Dakota provides a way to switch to a vastly improved system of governance in a single step.  And reincorporation in North Dakota does not require a major downsizing or layoffs to improve financial performance.

I urge your support for Reincorporating in a Shareowner-Friendly State.